CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (1) each of the following registration statements of UBS AG on Form F-3 (Registration Numbers 333-52832; 333-52832-01 to -03; 333-46216; 333-46216-01 to -02; 333-46930; 333-64844; 333-62448; 333-62448-01 to -04; 333-63390; 333-132747; 333-150143) and Form S-8 (Registration Numbers 333-57878; 333-50320; 333-49216; 333-49214; 333-49212; 333-49210; 333-103956; 333-127180; 333-127182; 333-127183; 333-127184) and each related prospectus currently outstanding under any of the foregoing registration statements, and (2) the base prospectus of Corporate Asset Backed Corporation (“CABCO”) dated 23 June 2004 (Registration Number 3333-111572), the Form 8-K of CABCO dated 23 June 2004 (SEC File Number 001-13444), and the Prospectus Supplements relating to the CABCO Series 2004-101 Trust dated 10 May 2004 (Registration Number 033-91744) and 13 May 2004 (Registration Number 033-91744-05), of our reports dated 6 March 2008, (except for:

-	the retroactive implementation of the revised IFRS 2 standard, as described in note 1c),

-	the reclassification of a private equity investment as a discontinued operation subsequent to its sale in 2008, as described in note 36,

of the 2007 consolidated financial statements as to which the date is 14 April 2008), with respect to the consolidated financial statements of UBS AG and the effectiveness of internal control over financial reporting of UBS AG incorporated by reference in the Annual Report (Form 20-F) for the year ended 31 December 2007:

Ernst & Young Ltd.

/s/ Andrew McIntyre Andrew McIntyre Chartered Accountant in charge of the audit	/s/ Dr. Andreas Blumer Dr. Andreas Blumer Swiss Certified Accountant

Zurich, Switzerland
22 April 2008